COMMERCIAL LEASE

Benjamin Partners, Ltd (BPL) or its assigns ("LANDLORD") Post Office Box 350 Winter Park, Florida 32790-0350, subject to the terms and conditions in this lease, leases to Signature Leisure, Inc. ("TENANT") the area outlined on Exhibit "A" hereto ("THE PREMISES") at 1111 N. Orlando Ave, Winter Park, FL 32789 ("THE BUILDING").

TO HAVE AND HOLD THE PREMISES, for the one (1) year beginning on December 1, 2003 ("THE LEASE COMMENCEMENT DATE") and month to month thereafter and ending thirty days written notice by either party ("THE TERMINATION DATE"). For all purposes the premises are deemed to contain approximately 6000 square feet + or - of rentable space.

ARTICLE I. RENT

1.1 Tenant shall pay to Landlord during the primary term of this lease, without set off, deduction or demand, the monthly base rent (THE BASE RENT) set forth below. The Base Rent shall be payable in advance on the first day of each calendar month, beginning on December 1, 2003 the ("LEASE COMMENCEMENT DATE"), TENNANNT HEREBY COVENANTS AND AGREES to pay monthly, as additional rent, the applicable Florida State Tax that Landlord is required to collect on the rent due hereunder as set forth below.

MONTHS	MONTHLY BASE RENT	FL. STATE TAX	MONTHLY TOTAL PAYMENT
1-12	$ 5,500.00	$357.50	$5,857.50

1.2 LATE PAYMENT. Base rent is due on the first day of each month. Any Base Rent not paid by the third day (3) of any month, shall be subject to an additional rent charge of five percent (5%) of the rent then due.

1.3 Initial Rent Payment. Tenant upon signing this lease shall pay first months rent in the amount of $5,857.50 which shall be credited towards December rent.

1.4 TENANT CONSTRUCTION COST. Tenant shall be responsible for the cost of any improvement. Which must be approved by Landlord in writing before constructing.

ARTICLE II. LANDLORD OBLIGATIONS AND SERVICES

2.1 SERVICES AND ITEMS TO BE FURNISHED

A.	Keys to the premises.
B.	Black coat parking lot.
C.	Remove chain link fence.
D.	Install balusters in parking lot with cable.

2.2 REPAIRS AND MAINTNENANCE - By Tenant.

2.3 PARKING - As may be available on the premises.

2.4 ACCESS - The tenant and its customers shall have access to the leased premises 24 hours a day, 365 days a year.

ARTICLE III. MISCELLANEOUS TENANT OBLIGATIONS

3.1 USE OF PREMISES - The tenant may use premises for a retail sales car lot only. Tenant will not use or permit the premises to be used for any unlawful use or for any use in violation of any present or future law, rules, orders, ordinances or regulations. Tenant will pay Landlord on demand for any damages to any part of the building or the premises suffered or caused by tenant or other persons, including tenants agents and employees, within tenants control.

3.2 ALTERATIONS - Tenant will make no alterations, decorations, additions or improvements (other that minor redecoration or installation of removable tenant improvements) in or to the premises (collectively called "Alterations") without Landlords prior written consent.

3.3 SIGNS - Tenant may not place any sign on the building, grounds, at the windows, or on any doors or walls without the prior written approval of Landlord. Any such sign shall be in compliance with all applicable zoning codes and governmental restrictions affecting the Building. Landlord shall have the right at Landlords expense to install a free standing sign if there is available signage after tenant installs his sign, for Landlords use.

3.4 INDEMNIFY AND INSURANCE - Tenant shall indemnify and save Landlord harmless from and against all penalties, claims or demands of whatever nature, except those arising from fault or negligence of Landlord or its employees, agent or contractors, that may be made against Landlord arising from Tenant's use of the premises. Tenant agrees to carry during the term thereof, comprehensive general liability insurance on the premises.

Tenant agrees to name Landlord as an additional insured on Tenant's comprehensive general liability insurance, which insurance shall be with companies licensed to do business in the State of Florida, for limits of not less than $3,000,000.00 (combined single limit) or such higher amount as Landlord shall reasonably require, for Personal liability including bodily injury and death or property damage liability, in a form reasonably satisfactory to Landlord. Acceptance of the insurance company by Landlord shall not be unreasonably withheld.

Tenant shall secure and bear the cost and expense of, and maintain throughout the term, fire and extended coverage insurance in such amounts as will cover the full replacement cost of such improvements included as a part of the Leased premises, which insurance shall show the interest of the Landlord and Tenant, shall be issued by insurance companies and in a form reasonably satisfactory to Landlord, and shall provide for at least ten (10) days prior written notice to Landlord in the event of such cancellation or any material change. Each mortgage of the Leased Premises shall be named as an additional loss payee, as their interests shall appear. Copies of all such policies shall be furnished to Landlord upon written request.

Any insurance provided for in this Paragraph may be effected by a blanket policy or policies of insurance, or under so-called "all-risk" or "multi-peril" insurance policies provided it is available to Landlord. An increased coverage or "umbrella policy" may be provided and utilized by Tenant to increase the coverage provided by individual or blanket policies in lower amounts, and the aggregate liabilities provided by all such policies covering the Leased premises and Landlord's liability hereunder shall be satisfactory provided they otherwise comply with the provisions of this Paragraph, Landlord shall be named as a loss payee.

3.5 ASSIGNMENT AND SUBLETTING - Tenant may not assign nor sublet the premises in any way. Landlord reserves the right at Landlord's expense to install a solid wood fence at the rear of the property.

3.6 UTILITIES - Tenant shall contract for and pay when due any costs for utilities, to the leased premises, to include water, sewer, electrical, gas, and garbage.

3.7 MAINTENANCE AND REPAIRS - Tenant shall be responsible for all repairs and maintenance to the interior plumbing, electrical and VAC. system of the leased premises. Tenant shall use a certified repair service on any repair not easily made by Tenant.

Tenant shall maintain an account with a Pest control service for the interior of the premise.

3.8 TAXES - Tenant shall pay to Landlord its pro rata share for all real estate taxes, assessments and other governmental charges assessed, levied or imposed against the Leased Premises, including real estate taxes, assessments and other governmental charges.

The Tenant shall be responsible for the payment of all applicable sales taxes and other such taxes as are now or hereafter enacted with respect to the tenancy created hereunder. b. Nothing in this lease shall require or be construed to obligate Tenant to pay any corporate, estate, inheritance or succession tax of Landlord or any income tax upon the income of Landlord.

3.9 Impact fees - Tenant shall pay the cost of any impact fees for the leased premises.

3.10 Personal Guarantee - Tenant shall provide a personal guarantee.

3.11 Construction Liens - Landlord's interest shall not be subject to liens for repairs or improvements made by Tenant upon the Leased Premises. Tenant shall not permit any construction lien to be filed against the Leased Premises or against Tenant's Leasehold interest in the Leased Premises by reason of work, labor, services or materials supplied to Tenant or anyone holding the Leased premises through or under Tenant. If any such construction lien shall at any time be filed against the Leased Premises, Tenant shall, within sixty (60) days after notice of the filing thereof, cause such lien to be discharged of record by payment, deposit, bond, order of a court of competent jurisdiction, or otherwise. If Tenant shall fail to cause such lien to be discharged within such sixty (60) day period, then, after ten (10) days written notice by Landlord, in addition to any other right or remedy of Landlord, Landlord may, but shall not be obligated to, discharge such lien, either by payment of the amount claimed to be due or by procuring the discharge of such lien by deposit or by bonding proceedings, and in any such event the Landlord shall be entitled, if Landlord so elects, to compel the prosecution of an action for the foreclosure of such construction lien by the Lanier and to pay the amount of the judgement for and in favor of the lanier, with interest, costs and other allowances. Any amount reasonably paid by Landlord for any such purpose shall be repaid by Tenant to Landlord on demand, and if unpaid, shall be treated as additional rent at Landlord's option. At the request of wither party, Landlord and Tenant shall execute an affidavit in recordable form for the purpose of notifying third parties that the Landlord's interest in the Leased Premises is not subject to any such construction liens for work performed by Tenant. Said affidavit shall be recorded in the public records of Orange County, Florida.

ARTICLE IV. RIGHTS RESERVED TO LANDLORD

Landlord reserves the right to enter the premises at reasonable times to inspect same, to show the premises to prospective purchasers or tenants and to mortgagees, and to make such repairs, alterations, decorations, improvements and additions as Landlord deems necessary or desirable for the safety, preservation or improvement of the Building. Except in the case of an emergency or as otherwise agreed by Tenant, (I) Landlord shall give Tenant at least twenty-four (24) hours notice of any such entry, (II) such entries shall be made subject to Tenant's normal and reasonable security requirements, and (III) such entries shall be during Tenant's normal business hours.

ARTICLE V. DEFAULT BY TENANT - If any rent shall be in arrears and unpaid for five (5) days, or if Tenant shall be in default under any other provisions of this lease and remain so for ten (10) days after Landlord has notified Tenant in writing of such default, or if Tenant abandons or vacates the premises, or if Tenant shall file a petition for relief under the Bankruptcy Act, or shall make an assignment for the benefit of creditors, or if Tenant shall be adjudged bankrupt, or if Tenant's interest shall be levied under execution, or seized by virtue of any decree of a court of competent jurisdiction by appointment of a receiver or otherwise, and such event, Landlord may, at its option, immediately and without notice to Tenant or any other person, enter and take possession of the premises ad terminate this lease without prejudice to any other remedies or rights of Landlord, and every obligation of Landlord shall terminate. In the event of such repossession, Landlord may nevertheless recover from Tenant all rent and other sums due, until a new tenant occupies space, hereunder up to the time of such entry and such further sums, if any, as Landlord may be entitled to under the Bankruptcy Act or other applicable laws then existing. Landlord shall have the obligation to make a reasonable attempt, to relent the premises for the account of Tenant without such reflecting constituting a termination of this lease, and Tenant shall be liable in the event of such reflecting for such reasonable expenses, repairs, changes, alterations or additions in or to the premises as may be necessary in the opinion of the Landlord for such reflecting. All fixtures, walls, flooring and Landlord supplied equipment shall remain property of Landlord.

5.1 ATTORNEY'S FEES UPON DEFAULT - Landlord and Tenant agree that, if the provisions of this Lease are required to be enforced in a court of law, the successful party in such litigation shall be entitled to costs and a reasonable sum for attorney's fees to be paid by the unsuccessful party, including appeals.

ARTICLE VI. DEPOSIT

Intentionally left blank.

ARTICLE VII. MISCELLANEOUS

7.1 NOTICES - Any notice by either party to the other shall be in writing and shall be deemed to be duly given only if delivered personally or mailed by registered or certified mail return receipt requested in a postpaid envelope addressed:

(a) if to Tenant, 1111 N. Orlando Ave, Winter Park, FL 32789 and
(b) if to Landlord, Post Office Box 350, Winter Park FL 32790-0350

or at such other address as Tenant or Landlord, respectively, may designate in writing. Notice shall be deemed to have been duly given, if delivered personally, upon delivery thereof, and if mailed, using Federal Express or Certified return receipt.

7.2 Hours of Operation - The hours of operation in which Tenant shall be permitted to operate its business shall be to the extent permitted by the codes and conditions as set by Orange County, if any, otherwise as tenant may desire.

7.3 Quiet Enjoyment - Upon payment of the base rent and all additional rent as herein provided, and upon observance and performance of all the covenants, terms and conditions on Tenant's part to be performed, Tenant shall peaceably and quietly hold and enjoy the Leased premises for the term hereby demised without hindrance or interruption by Landlord or any other person or persons lawfully or equitably claiming, by, through or under Landlord, subject nevertheless, to the terms and conditions of this Lease.

7.4 Broker Disclaimer - Landlord and Tenant warrant they have had no dealings with any real estate broker or agents in connection with the negotiation of this lease except Daniel B. Bellows of the Sydgan Group representing the Landlord. Landlord and Tenant agree to indemnify and hold harmless each other from any claims, fee or commissions that may be made by another real estate broker or agent in reference to this Lease.

7.5 Construction Commencement - Intentionally left blank.

7.6 Expansion Rights - Intentionally left blank.

7.7 Eminent Domain - If, during the Term hereof, all or so much of the Leased premises shall be taken in any proceeding by public authorities by condemnation or otherwise, or be acquired for public or quasi-public purposes, such that the continued operation of the Tenant's business on the Leased Premises becomes operationally or economically unfeasible (in the reasonable opinion of Tenant), this lease shall be terminated, in which case any unearned rent paid or credited in advance shall be refunded to Tenant. In the event of a partial taking which would not cause the continued operation of the business to become operationally or economically unfeasible (in the reasonable opinion of Tenant), Landlord shall, with all reasonable dispatch, repair the remaining portion of the building structure and/or parking areas complete in themselves and as a complete architectural and/or physical unit so as to put building structure and parking area in a condition to be used by Tenant, and the rent payable hereunder shall be reduced in proportion to the portion of the building structure and parking areas taken; provided, however, if Landlord is able to provide additional parking in amount, reasonable proximity to the Leased Premises and quality (i.e., surfaced and striped) which is equal to or better than that which is condemned, then there shall be no rent reduction for parking loss. Except for payments made pursuant to Tenant's rental protection insurance, if any, claim for which shall be made, the rent shall be abated during any period of time that the Leased Premises is untenantable. In the event Landlord does not commence such work within thirty (30) days after such taking and does not complete the work within one hundred twenty (120) working days after commencement of such work, then this Lease, at the option of Tenant, shall cease and terminate. It is expressly agreed and understood that all sums awarded or allowed for such taking of the Leased Premises or any part thereof or for damages for such taking shall belong to Landlord with the exception of any separate amount specifically awarded to Tenant for moving expenses, relocation or loss of business.

7.8 Right of Landlord to Subordinate - Landlord reserves the right to subordinate and subject this Lease at all times to the lien of any bona fide mortgage or mortgages now or hereafter placed upon the Landlord's interest in the Leased Premises and on the Land and building of which the Leased Premises form a part. The parties hereto expressly acknowledge and agree that (a) this Lease is conditioned upon Landlords delivering to Tenant a nondisturbance agreement from any proposed mortgage in a form reasonably satisfactory to Tenant. Subject to the foregoing, Tenant covenants and agrees to execute and deliver upon demand such further instrument or instruments subordination this Lease to the lien of any such mortgage or mortgages and attorn to any such mortgagee, as shall be desired by Landlord or any mortgagees or proposed mortgagee; provided, however, that such subordination and attornment agreement shall not subject Tenant to any obligation other than those expressly contained in this Lease. Such subordination and attornment shall be delivered by Tenant to Landlord within ten (10) days after written demand.

7.9 HOLDING OVER - Any holding over by Tenant after expiration or termination of this Lease, in whatever manner its termination shall occur, shall not operate as a renewal of this Lease, but during the period of such holdings over, Tenant shall be a Tenant on a month-to-month basic and shall pay base rent in an amount equal to one and one-half (1 1/2) time the base rent due during the last month of the term.

7.10 SEVERABILITY - No provision of this lease in violation of any law or ordinance shall invalidate this Lease, and any such provision shall be deemed stricken from this Lease and all remaining portions of this Lease shall remain in full force and effect.

7.11 RIGHTS OF SUCCESSORS IN INTEREST - This lease, including all terms, conditions and covenant, shall be binding upon and shall inure to the benefit of each of the parties hereto, their successors, assigns and legal representatives, the same as if such words had been inserted following the names of Landlord and Tenant, respectively.

7.12 GOVERNING LAWS - This Lease shall be governed, construed, and enforced in accordance with the laws of the State of Florida.

7.13 COUNTERPART - This Lease may be executed in multiple counterparts, each of which shall be deemed an original.

7.14 ENTIRE AGREEMENT - The Lease constitutes the sole agreement of the parties hereto and supercedes any prior understandings or written or oral agreements between the parties respecting the within subject matter. Landlord and its agents have made no representation or promises with respect to the premises or the Building except as herein expressly set forth.

IN WITNESS WHEREOF, the parties have executed this lease as of the 14th day of October, 2003.

SIGNED AND ACKNOWLEDGED:

TENNANT
Signature Leisure, Inc.

/s/ Laura Middleton	/s/ Steven W. Carnes
WITNESS	Steve Carnes, Pres

/s/ Laura Middleton	/s/ Steven W. Carnes
WITNESS	Steve Carnes -
Personally

LANDLORD:

/s/ Daniel P. Bellows
Daniel P. Bellows, VP, GP

/s/ Laura Middleton
WITNESS